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                         AIG MONEY MARKET FUND

                        SCHEDULE DATED MAY 19, 2000
                      TO THE ADMINISTRATION AGREEMENT
                          DATED NOVEMBER 14, 1991
                                  BETWEEN
                     THE ADVISORS' INNER CIRCLE FUND
                                    AND
                   SEI INVESTMENTS MUTUAL FUND SERVICES
                     (FORMERLY SEI FUND RESOURCES)

FEES: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the AIG Money Market Fund (the "Portfolio") at an annual rate equal to the sum of
         (i) .06% of average daily net assets up to $500 million; (ii) .05% of average daily net assets from $500 million up to $1 billion;
         (iii) .04% of average daily net assets in excess of $1 billion (commencing with the commencement date shown under "Term" below). There is a minimum annual fee of $95,000 per portfolio plus $15,000 for each additional class.

TRANSFER AGENT REIMBURSEMENT:
         Administrator agrees to pay the Fund's transfer agency expenses up to a maximum of $70,000 annually to the extent aggregate annual average net assets of the Class A and Class B shares remain greater than $450 million. The Fund will pay any transfer agency fees in excess of the cap. The Adviser will assume responsibility for any transfer agency expenses when aggregate average annual net assets fall below $450 million.

FUND'S INVESTOR SERVICING TRANSACTION COSTS:
         Investor Services calls will be charged as a Fund expense at $6 per call.

TERM: Pursuant to Article 7, the term of this Agreement shall commence on May 19, 2000 and shall remain in effect with respect for the Portfolio for 5 years (the "Renewal Term"). This Agreement shall continue in effect after the Renewal Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

         This fee schedule, with stated terms, applies only to the AIG Money Market Fund for the agreed upon term. Any additional
         Portfolios must be negotiated as a separate fee arrangement.

     Agreed to and accepted by:

     SEI Investments Mutual Fund Services  Advisors' Inner Circle Fund

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     Name                                  Name

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     Acknowledged and Agreed to by:

     AIG Capital Management Corp.

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     Name

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